Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
First Place Financial Corp.:

We consent to the incorporation by reference in the registration statement No. 333-158534 on Form S-3, and Nos. 333-122373, 333-117328, 333-56474, and 333-50510 on Form S-8 of First Place Financial Corp. of our reports dated September 22, 2010, with respect to the consolidated statement of financial condition of First Place Financial Corp. and subsidiaries as of June 30, 2010, and the related consolidated statements of income, changes in shareholders’ equity,  and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of June 30, 2010, which reports appear in the June 30, 2010 annual report on Form 10-K of First Place Financial Corp.

KPMG, LLP

Pittsburgh, Pennsylvania
September 22, 2010